Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of BioXcel Therapeutics, Inc. for the registration of 69,630 shares of its common stock and to the incorporation by reference therein of our report dated March 15, 2023, with respect to the consolidated financial statements of BioXcel Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut

January 12, 2024